EXHIBIT 10.25.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Longeveron Inc. (“Company”) and Wa’el Rashad (“Employee”), together the “Parties.”

WHEREAS, the Company terminated Employee's employment effective as of Tuesday, September 9, 2025 (“Termination Date”);

WHEREAS, the terms and conditions of Employee's employment and separation are governed by the agreement entered into between the parties on or about February 21, 2023, as amended on January 17, 2025 (“Terms of Employment”), which were reviewed by counsel for Employee;

WHEREAS, the Company is willing to pay Employee certain severance in exchange for a release of claims and other commitments.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, Company and Employee agree as follows:

1.
Recitals. The foregoing recitals are true and correct and incorporated herein.
2.
Termination of Employment.
(a)
The Company timely paid or will timely pay Employee, in accordance with its normal payroll and other procedures (or as otherwise required by law), for (i) Employee’s work through the Termination Date, (ii) Employee’s accrued but unused vacation pay, and (iii) Employee’s properly reported and reimbursable business expenses, less all required tax withholdings and other deductions.
(b)
Employee’s eligibility to participate in the Company’s group insurance and other welfare benefit plans and programs ceased as of the Termination Date, except that Employee's group insurance medical benefits ceased or will cease on September 30, 2025, unless otherwise extended under COBRA.
(c)
The foregoing payments and benefits have been or will be provided to Employee regardless of whether Employee signs or revokes this Agreement.
3.
Severance. In exchange for Employee signing and not revoking this Agreement, thereby releasing any and all claims Employee has or may have against the Released Parties (as defined in Section 4(a) of this Agreement) as well as abiding by the terms of this Agreement (all as set forth in Section 4(e) of Employee's Terms of Employment), the Company will agree to pay Employee the following Separation Benefits:
(a)
The Company will continue to pay Employee at the rate of Employee’s current annual salary of Five Hundred and Eight Five Thousand Dollars ($585,000.00 (excluding bonuses, commissions, incentive payments, and any other form of supplemental compensation), less all required tax withholdings and other deductions, for twelve (12) months following the Effective Date of this Agreement (“Salary Severance”). The Company will pay the Salary Severance in substantially equal installments, at least monthly, commencing on the first regular payroll date after the Effective Date of this Agreement (as defined in Section 5(b) below), but in no event later than the sixtieth (60th) day following Employee’s Termination Date. The first payment of Salary Severance shall include payment of all amounts of such severance that otherwise would have been due prior to such date (without interest), applied as though such payments commenced on the next normal pay date immediately following Employee’s Termination Date.
(b)
The Company will pay Employee a prorated portion of the incentive bonus in the amount of Two Hundred Eighty-Two Thousand, Seven Hundred Twenty-Three dollars and Twenty-Nine cents ($282,723.29) as described in the amount of Section 4(b)(iv) of Employee’s Terms of Employment (“Target Bonus Severance”). The Company will pay the Target Bonus Severance within 60 days following the Termination Date, subject to the terms of Employee’s Compensation Deferral Agreement under the Longeveron, Inc. Deferred Compensation Plan.
(c)
If Employee timely elects to continue Employee’s group health benefits under COBRA, the Company will pay Employee’s COBRA premiums for coverage for eighteen (18) months following the Termination Date so long as Employee remains eligible to receive COBRA. Thereafter, Employee must pay the full cost of Employee’s COBRA premiums to continue Employee’s COBRA coverage. 1

1 Be aware that if you cancel COBRA coverage in the future, then that may be deemed a voluntary relinquishment (and not a “qualifying event”) and, if so, this can delay the time when you could acquire coverage through an Affordable Care Act marketplace plan.

(d)
As of the Effective Date of this Agreement, the Company will accelerate: (i) the grant of the 79,166 unvested options from Grant Numbers ES-171 and ES-232 that must be exercised within 90 days of the Termination Date, (ii) the vesting of the Employee’s RSUs in the amount of 38,333 shares from Grant Number ES-138, (iii) the vesting of the Employee's RSUs in the amount of 7,188 shares from Grant Number ES-147, and (iv) the vesting of the Employee's RSUs in the amount of 15,000 shares from Grant Number ES-207.
(e)
The separation benefits referred to in Subparagraphs 3(a)-(d) are referred to throughout this Agreement collectively as “Severance Benefits.”
(f)
For avoidance of doubt, Employee is not entitled to any of the Severance Benefits in this Section in the event Employee fails to sign this Agreement or if Employee revokes this Agreement or if Employee fails to abide by the terms of this Agreement. The Company is also not obligated to make the payments identified in this Section in the event Employee fails to return any Company Property, including but not limited to any company vehicle, company laptop, company mobile phone, company data, and documents, regardless of the format.

4.
Release of Claims.
(a)
Subject to Sections 4(b) and (c), Employee, on behalf of Employee and Employee's heirs and personal representatives (“Releasors”), hereby releases and forever discharges the Company, its direct and indirect subsidiaries, divisions, parents, affiliates, companies under common control of any of the foregoing, predecessors, successors, and assigns, and its and their past, present and future shareholders, partners, principals, managers, members, directors, officers, employees, agents, attorneys, insurers, employee benefit plans, trustees and all others acting in concert with them (collectively, the “Released Parties”), from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, that Employee has or may have through the date Employee signs this Agreement, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that Employee signs this Agreement, including, but not limited to, claims for breach of any express or implied contract, wrongful termination, retaliation, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination or harassment based on race, religion, sex, age, color, handicap and/or disability, national origin or any other protected class and any other claim based on or related to Employee’s employment with the Company or Employee’s departure therefrom, including, but not limited to, including, but not limited to, claims for violation of the Executive Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Americans With Disabilities Act Amendments Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963 as amended, the Ledbetter Fair Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the Immigration Reform and Control Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act of 1970, the Fair Credit Reporting Act, the Family and Medical Leave Act, the False Claims Act, the California Worker Adjustment and Retraining Notification Act; the California Occupational Safety and Health Act; the California Family Rights Act (“CFRA”); The California Fair Employment and Housing Act (“FEHA”); the California Labor Code; the California Consumer Privacy Act; the California Equal Pay and Fair Pay Act; the California Unruh Civil Rights Act; the California Ralph Civil Rights Act; the California Bane Civil Rights Act; and any other international, federal, state or local law, ordinance, Executive order, code, rule, regulation, or statute, all as amended.

Note: The claims being waived and released expressly include claims of age discrimination under the Age Discrimination in Employment Act, as amended (“ADEA”).

(b)
Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to release any claims that cannot be released by law, such as claims for vested pension benefits or claims for workers' compensation benefits, or release any rights to a defense or indemnification from the Company or its insurers for actions Employee took or failed to take during the course of Employee's employment with the Company.
(c)
Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to prevent, restrict or otherwise interfere with Employee's right to (i) file a charge or complaint with any appropriate federal, state or local agency or court, (ii) testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such agency or court, (iii) enforce this Agreement, (iv) seek a judicial determination of the validity of the release of Employee's rights under the Age Discrimination in Employment Act, or (v) report violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), (vi) receive any financial awards from the SEC or OSHA for reporting possible violations of federal law or regulation, (vii) make other disclosures protected under the whistleblower provisions of state or federal law or regulation, or (viii) report or disclose facts related to any unlawful activity in the workplace, including but not limited to sexual assault and harassment.
(d)
If an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a) of this Agreement, Employee hereby agrees to not, directly or indirectly, accept, recover or receive any resulting monetary damages or other equitable relief that otherwise would be due, and Employee hereby expressly waives any rights to any such recovery or relief, except as permitted by Section 4(c)(vi).
(e)
Waiver of California Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, the Releasors specifically waive all rights under California Civil Code Section 1542, which states, “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” The Employee acknowledges that the Employee may later discover claims or facts in addition to or different from those which the Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.
5.
Time Limits, Revocation and Effective Date.
(a)
Employee acknowledges and agrees that Employee received this Agreement and has up to twenty-one (21) days from the date Employee received this Agreement to consider its terms. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period. If Employee signs this Agreement, Employee may still revoke Employee's acceptance of the Agreement for up to seven (7) days after Employee signs it, by notifying the Company in writing before the expiration of that seven-day period. The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to: Longeveron, Attn. Paul Lehr, General Counsel, 1951 NW 7th Avenue, Suite 520, Miami, FL 33136.
(b)
If not revoked, this Agreement will become effective on the 8th day after Employee signs it. If Employee does not sign this Agreement within the 21-day period, or if Employee timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective.

6.
Consult with an Attorney. The Company hereby advises Employee to consult with an attorney of Employee's choice (at Employee’s expense) before Employee signs this Agreement. The Company will rely on Employee’s signature on this Agreement as Employee's representation that Employee read this Agreement carefully before signing it, and that Employee has a full and complete understanding of its terms. Employee has already represented that he is consulting with counsel of his choice.
7.
Representations. By signing below, Employee represents and agrees that the following are true and correct to the best of Employee’s knowledge:
(a)
Except for the wages and benefits to be paid to Employee regardless of whether Employee signs this Agreement, as described in Section 2, the Severance Benefits to be paid under this Agreement, and any vested pension benefits Employee may be entitled to receive, the Company does not owe Employee any other wages, compensation, or benefits of any kind or nature;
(b)
The Company has provided Employee with all leave to which Employee was entitled and, to the best of Employee’s knowledge, Employee is not suffering from any work-related injuries;
(c)
The Severance Benefits described in Section 3 are things that Employee is not entitled to receive in the absence of this Agreement.
(d)
Employee has notified the Company of any charge or complaint Employee filed with any agency or court that is still pending before such court or agency;
(e)
Employee has returned to the Company all property and information that belongs to the Company, including, but not limited to the following (where applicable): automobile; computers (desktop and laptop); phone; tablet; iPad; devices (including external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Employee shall search Employee’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Employee has disclosed all Company property in Employee’s possession or control and returned such property as directed by Company;
(f)
Notwithstanding Employee’s employment termination with the Company, the Company’s obligations to Employee regarding insurance coverage and indemnification shall survive and remain in full force and effect consistent with the Company’s Indemnification Agreement, policies, procedures and applicable law.
(g)
Employee has not asserted any claim for sexual harassment or sexual abuse by any of the Released Parties, Employee is not aware of any facts supporting such a claim, and Employee and the Company expressly acknowledge and agree that the Separation Benefits described in Section 3 are not being paid in settlement of any claim for sexual harassment or sexual abuse or attorneys' fees related to such a claim;

(h)
Employee agrees that Company has honored and fulfilled all of its obligations to Employees; and
(i)
Employee is not aware of any violations of law or Company agreements or policies and is not aware of wrongdoing by Company or its officers, including but not limited to any alleged corporate fraud, that should be reported to authorities.
8.
Confidentiality. Employee will keep this Agreement and its terms (other than the fact that Employee's employment was terminated on the Termination Date) confidential and will not disclose such information to anyone other than Employee’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Employee will be responsible for any breach of this Section by Employee’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, (c) reporting or disclosing facts related to unlawful activity in the workplace, including but not limited to allegations of sexual assault and/or harassment, or (d) otherwise making truthful statements in connection with any claim permitted to be brought by Employee under Sections 4(b) or (c).
9.
Confidential Information.
(a)
Consistent with Employee's Terms of Employment and his confidentiality obligations, Employee will not disclose to any third parties any of the trade secrets and other confidential proprietary information of the Company, including, but not limited to, information regarding the Company’s operations, products, services, suppliers, customers, research, development, new products, marketing, marketing plans, business plans, budgets, finances, licenses, prices, and costs (“Confidential Information”) without the express written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement does not prohibit Employee from disclosing Confidential Information (i) as part of truthful testimony in response to compulsory legal process, (ii) while participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, (iii) making truthful statements to a government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, in conformity with the Defend Trade Secrets Act, (iv) in a complaint or other document filed in a lawsuit or other legal proceeding, so long as such filing is made under seal and in conformity with the Defend Trade Secrets Act, or (v) as part of truthful testimony in connection with any activity permitted by Employee under Sections 4(b) or (c).
(b)
Employee’s obligations under this Section include, but are not limited to, any and all Confidential Information the Company provided to Employee, Employee developed on behalf of the Company, or to which Employee had access, as well as information third parties provided to the Company that the Company is obligated to keep confidential.
10.
Applicable Law; Jurisdiction and Venue.
(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law.
(b)
The Parties consent to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within Miami-Dade County in the State of Florida, and irrevocably agree that all actions or proceedings relating to this Agreement may be litigated in such courts. The Parties irrevocably waive any right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404 or similar state or federal statutes.
11.
Entire Agreement; Other Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representation, promise, or agreement, oral or written, relating hereto that is not contained herein shall be of any force or effect. Moreover, if Employee entered in any other enforceable agreements with the Company that contain provisions that are not in direct conflict with the provisions of this Agreement, including but limited to Employee’s Terms of Employment, and those other enforceable agreements shall remain in effect and the terms of this Agreement shall be in addition to such other such agreements.
12.
No Disparagement. Employee will not make any defamatory or intentionally disparaging statements to any third parties regarding the Company, its services, or any of its employees, officers, or owners. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any activity permitted to be brought by Employee under Sections 4(b) or (c).
13.
No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.
14.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.
15.
Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Employee has no rights to assign this Agreement.
16.
Acknowledgements. Employee hereby acknowledges that Employee (a) has read this Agreement and understands all of its provisions; and (b) voluntarily enters into this Agreement, which is contractual in nature and contains a general release of claims.

17.
Severability. If any term, provision or Section of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or Section, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.
18.
409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Employee shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A on any person and neither the Company, nor its subsidiaries or affiliates, nor any of their Employees, officers, directors or other representatives shall have any liability to Employee with respect thereto.
19.
Further Assurances. Employee and the Company each agree to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.
20.
Cooperation.
(a)
Employee will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Employee’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Employee’s employment with the Company, cooperate to the fullest extent reasonably possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company. Notwithstanding the foregoing, Employee is not required to cooperate to the extent such cooperation would interfere or conflict with the obligations which Employee may owe to any other employer.
(b)
To the extent that Employee incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Employee’s cooperation with the Company as contemplated by this Section 20 (“Cooperation Expenses”), the Company will promptly reimburse Employee (or will cause Employee to be promptly reimbursed) for such Cooperation Expenses, provided they are reasonable and were approved by the Company in advance. If Employee’s cooperation at any time exceeds a total of forty (40) hours or ten (10) hours per month between the Termination Date and December 31, 2025, the Parties will evaluate entering into a separate consulting agreement.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS INCLUDING CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OR “ADEA.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

LONGEVERON INC.		EMPLOYEE

Than Powell, Interim CEO		Wa’el Hashad

J. Nathaniel Powell	10/13/2025	Wa'el Hashad

Signature	Date	Signature	06/10/2025	Date